                                                                       Exhibit 5


                            [Kennedy Covington Logo]


                                December 14, 2001



LendingTree, Inc.
11115 Rushmore Drive
Charlotte, North Carolina  28226

Ladies and Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 500,000 shares (the "Shares") of Common Stock of LendingTree, Inc., a Delaware corporation (the "Company"), by the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the LendingTree 401(k) Retirement Saving Plan (the "Plan").

         We have made such investigations of law and examined originals or copies of such documents, corporate records, certificates and other instruments that we have deemed necessary or appropriate for purposes of giving the opinions herein expressed.

         Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                                 KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.